Exhibit 15.3

Shanghai iResearch Co., Ltd.

R701 Tower B, Zhongjin International, Caoxi North No. 333, Xuhui District

Shanghai, China

June 14, 2021

Lion Group Holding Ltd.

c/o Unit A-C, 33/F

Tower A, Billion Center

1 Wang Kwong Road

Kowloon Bay, Hong Kong

Re: Consent of Shanghai iResearch Co., Ltd.

Ladies and Gentlemen,

We understand that Lion Group Holding Ltd. (the “Company”) filed an Annual Report on Form 20-F/A (the “Annual Report”) dated June 14, 2021 with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Annual Report and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 20-F/A, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, and (v) in other publicity materials in connection with the Proposed Business Combination.

We further hereby consent to the filing of this letter as an exhibit to the Annual Report and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

For and on behalf of

Shanghai iResearch Co., Ltd.

Title: Sr Research Director
Name: